Senseonics Holdings, Inc. Reports First Quarter Financial Results

Q1 Revenue of $6.3 million, growth year over year of 24%

Partnership with Sequel integrates twiist™ automated insulin delivery (AID) system with Eversense® 365 one-year continuous glucose monitor (CGM); twiist with Eversense 365 launch expected in Q3

GERMANTOWN, MD., May 8, 2025 (GLOBE NEWSWIRE) -- Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the first quarter ended March 31, 2025.

Recent Highlights & Accomplishments:

●	Generated revenue of $6.3 million in the first quarter of 2025
●	CMS updates the 2025 physician fee schedule on April 9, 2025, providing reimbursement for a full year of usage with Eversense 365 retroactive to January 1, 2025 for all eligible Medicare beneficiaries
●	Executed a commercial development agreement to integrate Senseonics’ Eversense 365 CGM with Sequel’s twiist AID, targeting availability in Q3
●	Completed submission of CE Mark application in Q1 2025 for Eversense 365 in European Union; launch expected in second half of 2025
●	Announced software integration of Eversense 365 with SweetSpot™ centralized software platform for managing diabetes care, to provide Accountable Care Organizations (ACOs) with real-time actionable data

“We continue to execute on our strategy to make Eversense easier for people with diabetes to access and more flexible to use, always driving to continually improve the world’s only long-duration CGM platform,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “Securing positive CMS reimbursement of our one-year CGM, effective from January 1, was a major milestone for access, and our collaboration with Sequel is the important next step towards providing a convenient solution that integrates state of the art continuous glucose monitoring and insulin delivery technologies. Together with progress towards launching Eversense 365 in Europe, collaborations such as Sweet Spot, and development on Gemini and Freedom, we are delivering advances to improve the lives of the people we serve.”

First Quarter 2025 Results:

Total revenue for the first quarter of 2025 was $6.3 million compared to $5.0 million for the first quarter of 2024. U.S. revenue was $4.5 million for the first quarter of 2025 compared to $3.7 million for the first quarter of 2024, and revenue outside the U.S. was $1.8 million in the first quarter of 2025 compared to $1.3 million in the prior year period.

First quarter 2025 gross profit of $1.5 million compared to gross profit of $0.3 million for the first quarter of 2024. The increase in gross profit was primarily driven by increased margins on the 365-day product.

First quarter 2025 selling, general and administrative expenses decreased by $0.4 million year-over-year, to $7.7 million. The decrease was primarily driven by personnel costs, consulting fees and legal expenses.

First quarter 2025 research and development expenses decreased by $3.1 million year-over-year, to $7.3 million. The decrease was primarily due to a reduction in clinical studies spend and consultant costs due to the completion of 365-day product trials.

Net loss was $14.3 million, or a $0.02 loss per share, in the first quarter of 2025 compared to net loss of $18.9 million, or a $0.03 loss per share, in the first quarter of 2024. Net loss decreased by $4.6 million primarily due to improved gross profit margins of Eversense 365 and the overall reduction in research and development costs.

Full Year 2025 Financial Outlook:

Senseonics continues to expect full-year 2025 global net revenue to be approximately $34-38 million as we continue to roll out Eversense 365 to U.S. patients. The full-year 2025 financial outlook assumes approximately doubling of our global patient base during 2025, with approximately one-third of revenue to be generated in the first half of 2025 and two-thirds of revenue to be generated in the second half of 2025. The financial outlook takes into consideration current assumptions regarding: (i) refined visibility of the timeline and specifications for the regulatory approval and the plans for commercial transition to Eversense 365 outside the United States, (ii) projected plans with respect to spending on the DTC marketing campaign to generate leads, (iii) executing on other sales and marketing initiatives, (iv) anticipated utilization and impact of the patient assistance programs for Eversense 365, and (v) continued progress with the transition of reimbursement from Eversense E3 to Eversense 365. Gross margins are expected to increase throughout 2025, with 2025 gross margins between 25 – 30% for the full year. Cash used in operations in 2025 is expected to be between $50-$60 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, May 8, 2025, to discuss these financial results and recent business developments. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at this link. Individuals interested in participating in the call via telephone may access the call by dialing +1-800-343-4136 (+1-203-518-9843 for those outside the U.S. or Canada) and referencing Conference ID SENSQ1. A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics
Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense
The Eversense® Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense® 365 and 180 days for Eversense® E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 14 for Eversense® 365 and one time per day after day 21 for Eversense® E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

About Ascensia Diabetes Care
Ascensia Diabetes Care is a global company focused entirely on helping people with diabetes. Our mission is to empower those living with diabetes through innovative solutions that simplify and improve their lives. We are home to the world-renowned CONTOUR® portfolio of blood glucose monitoring systems and the exclusive global distribution partner for the Eversense® Continuous Glucose Monitoring Systems from Senseonics. These products combine advanced technology with user-friendly functionality to help people with diabetes manage their condition and make a positive difference to their lives. As a trusted partner in the diabetes community, we collaborate closely with healthcare professionals and other partners to ensure our products meet the highest standards of accuracy, precision and reliability, and that we conduct our business compliantly and with integrity.

Ascensia is a member of PHC Group and was established in 2016 through the acquisition of Bayer Diabetes Care by PHC Holdings Corporation. Ascensia products are sold in more than 100 countries. Ascensia has around 1,400 employees and operations in 29 countries. For further information, please visit the Ascensia Diabetes Care website at: http://www.ascensia.com.

About PHC Holdings Corporation
PHC Holdings Corporation (TSE 6523) is a global healthcare company with a mission of contributing to the health of society through healthcare solutions that have a positive impact and improve the lives of people. Its subsidiaries (referred to collectively as PHC Group) include PHC Corporation, Ascensia Diabetes Care Holdings AG, Epredia Holdings Ltd., LSI Medience Corporation, Mediford Corporation, and Wemex. Together, these companies develop, manufacture, sell and service solutions across diabetes management, healthcare solutions, life sciences and diagnostics. PHC Group’s consolidated net sales in FY2024 were JPY 353.9 billion with global distribution of products and services in more than 125 countries. www.phchd.com

©2025 Ascensia Diabetes Care Holdings AG. All right reserved. Ascensia, the Ascensia Diabetes Care logo and Contour are trademarks and/or registered trademarks of Ascensia Diabetes Care Holdings AG.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue, gross margin, cash flow and global installed customer base projections, and global installed customer base assumptions, under the heading “Full Year 2025 Financial Outlook,” statements regarding plans, timing and success of the commercial launch of the 365-day system and the adoption of, access to, or growth of use of Eversense, statements regarding future demand for Eversense, statements regarding development programs and next generation systems, statements regarding the addition of insulin pump connectivity to Eversense 365, statements regarding the collaboration with Sequel and the SweetSpot™ centralized software platform, the future regulatory approval and the potential to commercially launch Eversense 365 outside the U.S., statements regarding cash operating expense reductions and results of the Company’s restructuring process, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the reliance on and execution of Ascensia Diabetes Care, the Company’s commercialization partner for Eversense, uncertainties with respect to any additional commercial support that will be required for successful commercialization of Eversense, and other commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration and roll-out of new technology and solutions, uncertainties inherent in finalizing integration and commercial terms and coordination with health systems and other new collaboration partners and third parties, uncertainties inherent in the ongoing commercialization of the Eversense product and the expansion of the Eversense product and Senseonics’ and its partners’ activities, uncertainties relating to the current economic and regulatory/political environment, including the effects of tariffs, and such other factors as are set forth in the risk factors detailed in Senseonics' Annual Report on Form 10-K for the year ended December 31, 2024, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and future reports filed with the SEC under the heading "Risk Factors." In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Jeremy Feffer
LifeSci Advisors
investors@senseonics.com

Senseonics Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2025 (unaudited)	December 31, 2024
Assets		
Current assets:		
Cash and cash equivalents	$ 39,311	$ 74,597
Restricted cash	315	315
Short term investments, net	24,926	—
Accounts receivable, net	1,778	1,365
Accounts receivable, net - related parties	2,747	4,921
Inventory, net	4,510	4,421
Prepaid expenses and other current assets	4,786	5,819
Total current assets	78,373	91,438
Deposits and other assets	4,835	4,926
Property, equipment and intangible assets, net	4,003	4,074
Total assets	$ 87,211	$ 100,438
Liabilities and Stockholders' Equity (Deficit)		
Current liabilities:		
Accounts payable	$ 2,007	$ 3,205
Accrued expenses and other current liabilities	7,309	13,636
Accrued expenses and other current liabilities, related parties	2,068	1,870
Notes payable, current portion, net	—	20,138
Total current liabilities	11,384	38,849
Long-term debt and notes payables, net	34,961	34,703
Non-current operating lease liabilities	5,669	5,785
Total liabilities	52,014	79,337
Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 0 and 12,000 shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	37,656
Total temporary equity	—	37,656
Commitments and contingencies		
Stockholders' equity (deficit):		
Common stock, $0.001 par value per share; 1,400,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 654,216,092 shares and 595,351,210 shares issued and outstanding as of March 31, 2025 and December 31, 2024	654	595
Additional paid-in capital	996,679	930,724
Accumulated other comprehensive loss	(3)	—
Accumulated deficit	(962,133)	(947,874)
Total stockholders' equity (deficit)	35,197	(16,555)
Total liabilities, temporary equity and stockholders' equity (deficit)	$ 87,211	$ 100,438